United States
               Securities and Exchange Commission

                     Washington, D.C.  20549

                            FORM S-8
     Registration Statement under the Securities Act of 1933

                     FLEMING COMPANIES, INC.
     (Exact name of registrant as specified in its charter)

               Oklahoma                        48-0222760
     (State or other jurisdiction           (I.R.S. Employer
  of incorporation or organization)       Identification No.)

                 P.O. Box 299013                       75029
              1945 Lakepointe Drive                 (Zip Code)
                Lewisville, Texas
     (Address of Principal Executive Office)

                     FLEMING COMPANIES, INC.
                    2000 STOCK INCENTIVE PLAN
                    (Full title of the plan)

                        Lenore T. Graham
                 Senior Vice President, General
                      Counsel and Secretary
                     Fleming Companies, Inc.
                         P.O. Box 299013
                      1945 Lakepointe Drive
                        Lewisville, Texas
             (Name and address of agent for service)

                          972-906-8000
  (Telephone number, including area code, of agent for service)

                 Calculation of Registration Fee

 Title of     Amount to     Proposed     Proposed     Amount of
securities        be        maximum      maximum     registration
   to be      registered    offering    aggregate       fee (2)
registered       (1)       price per     offering
                            unit (2)    price (2)
-----------------------------------------------------------------
Common        1,900,000     $12.9688   $24,640,720    $6505.15
Stock,          shares
$2.50 par
value
-----------------------------------------------------------------
---------------
(1) The number of shares of Common Stock stated above is the aggregate number of such shares which may be issued on the exercise of options or the award of restricted stock under the Fleming Companies, Inc. 2000 Stock Incentive Plan (the "Plan") registered under this Registration Statement. The maximum number of shares which may be issued under the Plan cannot presently be determined as adjustments in the number of shares may be made in the event of stock splits, stock dividends, or other changes in the corporate structure or shares as specified in the Plan. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares, which by reason of any of such event may become subject to issuance under the Plan.

(2)  Estimated pursuant to Rules 457(c) and (h) of the Securities
     Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Fleming Companies, Inc. Common Stock as reported by the New York Stock Exchange on June 23, 2000.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information (1)

Item 2.   Registrant Information and Employee Plan Annual
          Information (1)

(1)  Information required by Part I to be contained in the
     Section 10(a) prospectus is omitted from this Registration
     Statement in accordance with the Note to Part I of Form S-8 and has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1).

                                  PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The registrant incorporates herein by reference the following documents filed with the Securities and Exchange
Commission (the "Commission"):

          (1) The registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1999 as filed on March 14, 2000.

          (2) The registrant's Form 10-K/A for the fiscal year ended December 26, 1998 as filed on February 10, 2000, and excluding Item 8; the registrant's Form 10-Q for the period ended April 15, 2000 as filed on May 25, 2000; the registrant's Form 10-Q/A for the periods ended April 17, 1999, July 10, 1999 and October 2, 1999, all as filed on February 9, 2000; and the registrant's current reports on Form 8-K filed February 10, 2000 and April 25, 2000.

          (3) The description of Common Stock contained in the registrant's Registration Statement on Form 8-A, as amended, filed under the Exchange Act (File No. 1-8140).

          All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the shares of the registrant's Common Stock covered by this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 1031 of the Oklahoma General Corporation Act, under which act the registrant is incorporated, authorizes the indemnification of officers and directors in certain circumstances. Article Thirteen of the registrant's Restated Certificate of Incorporation, as well as Section 8.3 of the registrant's Bylaws, provide indemnification of directors, officers and agents to the extent permitted by Oklahoma General Corporation Act. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, Article Thirteen of the registrant's Restated Certificate of Incorporation permits the exculpation of a director for monetary damages for breach of fiduciary duty as a director. In addition, the registrant maintains insurance policies that insure its officers and directors against certain liabilities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          4.1  Restated Certificate of Incorporation
               (incorporated by reference to Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for quarter ended April 17, 1999).

          4.2 Bylaws (incorporated by reference to Exhibit 3.2 registrant's Quarterly Report on Form 10-Q for quarter ended April 17, 1999).

          5.1  Opinion of McAfee & Taft A Professional
               Corporation.

          15.1 Deloitte & Touche LLP letter re: unaudited financial information.

          23.1 Consent of McAfee & Taft A Professional
               Corporation (contained in Exhibit 5.1 hereto).

          23.2 Consent of Deloitte & Touche LLP.

          24.1 Power of Attorney.

          99.1 Fleming Companies, Inc. 2000 Stock Incentive Plan.

          99.2 Form of Nonqualified Stock Option Agreement under Fleming Companies, Inc. 2000 Stock Incentive Plan (Corporate).

          99.3 Form of Nonqualified Stock Option Agreement under Fleming Companies, Inc. 2000 Stock Incentive Plan (Retail).

          99.4 Form of Nonqualified Stock Option Agreement under Fleming Companies, Inc. 2000 Stock Incentive Plan (Wholesale).

          99.5 Form of Nonqualified Stock Option Agreement under Fleming Companies, Inc. 2000 Stock Incentive Plan (Project Grow).

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 30th day of June, 2000.

(Registrant)                         FLEMING COMPANIES, INC.


                                 By  MARK S. HANSEN
                                     Mark S. Hansen
                                     Chairman and Chief
                                     Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature             Title                    Date
MARK S. HANSEN        Chairman, Chief       )
Mark S. Hansen        Executive Officer     )
                      and Director          )
                                            )
NEAL J. RIDER         Executive Vice        )
Neal J. Rider         President and Chief   )
                      Financial Officer     )
                      (Principal financial  )
                      officer)              )
                                            )
KEVIN J. TWOMEY       Senior Vice           )  June 30, 2000
Kevin J. Twomey       President Finance     )
                      and Controller        )
                      (Principal            )
                      accounting officer)   )
                                            )
ARCHIE R. DYKES       Director              )
Archie R. Dykes                             )
                                            )
CAROL B. HALLETT      Director              )
Carol B. Hallett                            )
                                            )
EDWARD C. JOULLIAN III Director             )
Edward C. Joullian III                      )
                                            )
ALICE M. PETERSON      Director             )
Alice M. Peterson                           )
                                            )
GUY A. OSBORN          Director             )
Guy A. Osborn                               )
                                            )
DAVID A. RISMILLER     Director             )
David A. Rismiller                          )


                                  INDEX TO EXHIBITS

Exhibit
No.       Description                      Method of Filing
-------   ------------------------         -----------------------------
4.1       Restated Certificate of          Incorporated by reference
          Incorporation

4.2       Bylaws                           Incorporated by reference

5.1       Opinion of McAfee & Taft A       Filed herewith electronically
          Professional Corporation

15.1      Deloitte & Touche LLP letter     Filed herewith electronically
          re: unaudited financial
          information

23.1      Consent of McAfee & Taft A       Filed herewith electronically
          Professional Corporation
          (contained in Exhibit 5.1
          hereto).

23.2      Consent of Deloitte & Touche     Filed herewith electronically
          LLP

24.1      Power of Attorney                Filed herewith electronically

99.1      Fleming Companies, Inc. 2000     Filed herewith electronically
          Stock Incentive Plan

99.2      Form of Nonqualified Stock       Filed herewith electronically
          Option Agreement under Fleming
          Companies, Inc. 2000 Stock
          Incentive Plan (Corporate)

99.3      Form of Nonqualified Stock       Filed herewith electronically
          Option Agreement under Fleming
          Companies, Inc. 2000 Stock
          Incentive Plan (Retail)

99.4      Form of Nonqualified Stock       Filed herewith electronically
          Option Agreement under Fleming
          Companies, Inc. 2000 Stock
          Incentive Plan (Wholesale)

99.5      Form of Nonqualified Stock       Filed herewith electronically
          Option Agreement under Fleming
          Companies, Inc. 2000 Stock
          Incentive Plan (Project Grow)